As filed with the Securities and Exchange Commission on June 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HANOVER COMPRESSOR COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

76-0625124

(IRS Employer Identification Number)

12001 N. Houston Rosslyn Road

Houston, Texas 77086

(281) 447-8787

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Mark S. Berg

Senior Vice President and General Counsel

Hanover Compressor Company

12001 N. Houston Rosslyn

Houston, Texas 77086

(281) 447-8787

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  After the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Zero Coupon Subordinated Notes Due March 31, 2007	$262,621,810	$21,246

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2003

PROSPECTUS

Hanover Compressor Company

$262,621,810

Zero Coupon Subordinated Notes Due March 31, 2007

This prospectus relates to the offer and sale from time to time for the account of the selling securityholder identified on page 36 of this prospectus of our Zero Coupon Subordinated Notes due March 31, 2007, paying, at maturity, the aggregate amount of $262,621,810. We will not receive any of the proceeds from the sale of the notes by the selling securityholder.

We will not pay interest on the notes prior to maturity. Instead, on March 31, 2007, the maturity date of the notes, noteholders will receive $262,621,810 in the aggregate, plus additional accrued interest, if any. The notes were issued to the selling securityholder with original issue discount which accrues at a rate of 11.00% per year calculated from May 14, 2003.

On or after March 31, 2006, we may redeem some or all of the notes at the redemption price set forth in this prospectus, plus additional accrued interest, if any.

For a more detailed description of the notes, see “Description of Notes” beginning on page 7.

You should carefully read this prospectus and any accompanying prospectus supplement before you invest in the notes.

Investing in the notes involves risks. See “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2003

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the notes and are not an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, the selling securityholder identified on page 36 of this prospectus may, from time to time, sell the notes described in this prospectus in one or more offerings. This prospectus provides you with a description of the notes which may be offered by the selling securityholder. The selling securityholder will provide a prospectus supplement and attach it to this prospectus each time it sells any of the notes. Any prospectus supplement will contain specific information about the terms of the offering and the notes being offered at that time. A prospectus supplement may include additional risk factors or other special considerations applicable to the notes. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superceded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Hanover,” “we,” “us” or “our” are to Hanover Compressor Company and its subsidiaries, on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about Hanover, you should refer to the registration statement of which this prospectus is a part. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-13071). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “HC.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

•	our Current Reports on Forms 8-K, filed with the SEC on February 3, 2003, February 6, 2003, February 7, 2003, February 12, 2003, March 5, 2003 (excluding the information furnished in Item 9 thereof, which is not deemed filed and which is not incorporated by reference herein), March 17, 2003 and May 14, 2003; and

•	all filings we make pursuant to the Securities Exchange Act of 1934 after the date of filing this registration statement with the SEC and prior to the effectiveness of this registration statement.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing us at the following address or calling us at the following number:

Hanover Compressor Company

Attention: Corporate Secretary

12001 N. Houston Rosslyn

Houston, Texas 77086

(281) 447-5175

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, any prospectus supplement and the documents we incorporate by reference herein may include “forward-looking statements” intended to qualify for the safe harbors liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate,” or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus, any prospectus supplement or the documents we incorporate by reference herein, as applicable. These risks and uncertainties include:

•	our inability to renew our short-term leases so as to fully recoup the cost of acquiring or fabricating equipment that is leased to our customers;

•	our inability to generate sufficient cash, access capital markets or to incur indebtedness to fund our business;

•	a prolonged, substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and gas production equipment;

•	changes in economic or political conditions in the countries in which we do business;

•	legislative changes in the countries in which we do business;

•	the loss of market share through competition;

•	the introduction of competing technologies by other companies;

•	losses due to the inherent risks associated with our operations, including equipment defects, malfunctions and failures and natural disasters;

•	war, terrorist attacks and/or the responses thereto;

•	governmental safety, health, environmental and other regulations, which could require us to make significant capital expenditures;

•	our high level of customer concentration which intensifies the negative effect of the loss of one or more of our customers;

•	our inability to comply with loan and lease covenants;

•	the decreased financial flexibility associated with our significant cash requirements and substantial debt and compression equipment lease commitments;

•	reduced profit margins resulting from increased pricing pressure in our business;

•	our inability to successfully integrate acquired businesses;

•	currency fluctuation;

•	our inability to execute our exit and sale strategy with respect to assets classified as discontinued operations and held for sale;

•	our inability to conclude the agreed upon settlement of the securities-related litigation;

•	fluctuations of our net income attributable to changes in the fair value of our common stock which will be used to fund the settlement of the securities-related litigation;

•	adverse results in shareholder or other litigation or regulatory proceedings; and

•	our inability to properly implement new enterprise resource planning systems used for integration of our businesses.

Other factors besides those described in this prospectus, any prospectus supplement or the documents we incorporate by reference herein could also affect our actual results.

You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made. Except as otherwise required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such statements are made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. All forward-looking statements attributable to Hanover are expressly qualified in their entirety by this cautionary statement.

ABOUT OUR COMPANY

Hanover Compressor Company, a Delaware corporation, together with its subsidiaries, is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for natural gas processing and transportation applications. We sell this equipment and provide it on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies. Founded in 1990, and a public company since 1997, our customers include both major and premier independent oil and gas producers and distributors as well as national oil and gas companies. Our maintenance business, together with our parts and service business, can provide solutions to customers that own their own compression equipment, but want to outsource their operations. We also have compressor and oil and gas production and processing equipment fabrication operations and provide gas processing and treating, gas measurement and oilfield power generation services, primarily to our domestic and international customers as a complement to our compression services. In addition, through our 51% ownership of Belleli Energy S.r.l., we provide engineering, procurement and construction services primarily related to the construction of desalination plants.

Our executive offices are located at 12001 N. Houston Rosslyn Road, Houston, Texas 77086, and our telephone number is (281) 447-8787. We maintain a website on the Internet at http://www.hanover-co.com. Unless specifically incorporated by reference in this prospectus or any prospectus supplement, information that you may find on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the following information together with the other information contained in or incorporated by reference into this prospectus before purchasing the notes.

Your right to receive payments on the notes is subordinated to all of our existing and future Senior Debt and is effectively subordinated to the indebtedness of our subsidiaries. Your right to accelerate payment of the notes upon the occurrence of an event of default is also limited by the subordination provisions of the Indenture.

The notes are subordinate and junior and subject in right of payment to the prior payment in full in cash of all our existing and future Senior Debt, as defined under the heading “Description of Notes—Certain Definitions.” In the event of a bankruptcy, liquidation or reorganization involving Hanover, and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

The notes are effectively subordinated to all existing and future liabilities of Hanover’s subsidiaries. Any right of Hanover to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of the subsidiary’s creditors (including trade creditors), except to the extent that Hanover is recognized as a creditor of that subsidiary, in which case Hanover’s claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Hanover.

In addition, the Indenture contains restrictions on your ability to accelerate payment on the notes and to enforce default remedies with respect to the notes. Holders of the notes are generally prohibited from accelerating payment on the notes or enforcing such other default remedies until the earlier of 180 days after maturity of the notes or action is taken to collect payment on certain of our Senior Debt, among other events. Please review “Description of Notes—Subordination of the Notes” for a complete description of these restrictions.

As a holding company, Hanover’s only source of cash is distributions from its subsidiaries.

As a holding company whose principal assets are the shares of capital stock of its subsidiaries, Hanover does not generate any operating revenue of its own and conducts all of its business through its subsidiaries. The notes are obligations exclusively of Hanover. Consequently, Hanover depends on dividends, advances and payments from its subsidiaries to fund its activities and meet its cash needs, including its debt service requirements. Hanover’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available therefor. The ability of Hanover’s subsidiaries to pay such dividends and distributions will be subject to, among other things, the terms of any debt instruments of the subsidiaries then in effect and applicable law. Payments to Hanover by its subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to make the payments on the notes.

You cannot be sure that an active trading market will develop for the notes, which could make it more difficult for holders of the notes to sell their notes or result in a lower price at which holders would be able to sell their notes.

There is currently no established trading market for the notes. We have not and do not intend to apply for listing of the notes on any stock exchange or automated quotation system. We cannot predict accurately how or whether the notes will trade in the secondary market or whether such a market will be liquid. A resale market may not develop, or, if it does, might not give you the opportunity to resell your notes and may not continue in existence through the date the notes mature. The liquidity of any market for the notes and the price of the notes in such a market will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, prevailing interest rates and other factors. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them, plus accrued original discount.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

The market price of the notes will be based on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot assure you that credit rating agencies will maintain their ratings on the notes. A negative change in our credit rating could have an adverse effect on the market price of the notes.

An investment in the notes will require you to include in your taxable income amounts significantly in excess of cash received, if any, while the notes are outstanding.

We originally issued the notes at a discount from the amount payable at maturity. As a result, the notes are subject to the original issue discount rules contained in the Internal Revenue Code and the regulations promulgated thereunder. Generally, these rules require the difference between the issue price of the notes and their stated redemption price at maturity to be included in income over the life of the notes. Accordingly, a holder of notes is generally required to include original issue discount in income as ordinary interest income as it accrues before receipt of the cash attributable to such income, regardless of such holder’s regular method of accounting for United States federal income tax purposes. Moreover, because the notes were originally issued for non-publicly traded property and provide for additional payments under certain circumstances, the application of the original issue discount rules is complex and some uncertainties exist regarding the United States federal income tax treatment of the notes. To understand how this may affect you, we urge you to seek advice from your own tax advisor prior to purchasing these notes. See “United States Federal Income Tax Considerations” for a more detailed discussion of the United States federal income tax consequences to the holders of the notes of the purchase, ownership and disposition of the notes.

Your claim against us will be limited if a bankruptcy proceeding is commenced by us or against us.

If a bankruptcy proceeding is commenced by us or against us, the claim of a holder of the notes is, under Title 11 of the U.S. Code, limited to the issue price of the notes plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the notes. The selling securityholder identified on page 36 will receive all proceeds from the sale of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges	3.68	2.75	2.11	2.02	(1)	(2)

(1)	Due to our loss for the year ended December 31, 2002, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $96.8 million to achieve a coverage of 1:1. During 2002, we recorded $182.7 million in pre-tax charges. For a description of these pre-tax charges, see footnote 27 in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(2)	Due to our loss for the quarterly period ended March 31, 2003, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $66.9 million to achieve a coverage of 1:1. During this quarterly period, we recorded $68.7 million in pre-tax charges related to the settlement of shareholder litigation. For more information regarding these pre-tax charges, see footnote 7 in the notes to condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

For purposes of computing the ratio of earnings to fixed charges: (i) “earnings” consist of income before income taxes plus fixed charges and (ii) “fixed charges” consist of interest expense (including distributions on mandatorily redeemable convertible preferred securities and amortization of debt discount and expense), capitalized interest, leasing expense and the estimated interest factor attributable to rentals.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Hanover” refers only to Hanover Compressor Company and not to any of its subsidiaries.

The notes have been issued under an Indenture (the “Indenture”) dated as of May 14, 2003, between Hanover and Wachovia Bank, National Association, as trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is a summary of the material terms and provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of these notes. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.

General

The notes:

•	are general unsecured obligations of Hanover;

•	are subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Debt as described under “—Subordination of the Notes”;

•	are limited to $262,621,810 aggregate principal amount at maturity;

•	are redeemable at our option on or after March 31, 2006 upon the terms and at the redemption price set forth under “—Optional Redemption by Hanover”; and

•	will mature on March 31, 2007, unless earlier redeemed.

The notes are being offered at a substantial discount from their principal amount at maturity. See “United States Federal Income Tax Considerations.” We will not make periodic cash payments of interest on the notes. The notes were issued to the selling securityholder at an aggregate issue price of $173,378,423. However, the notes accrue original issue discount while they remain outstanding at the rate of 11% per year from the date of issuance. Original issue discount is the difference between the issue price and the principal amount at maturity of the notes. The calculation of the accrual of original issue discount is on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months. The issue date for the notes and the commencement date for the accrual of original issue discount was May 14, 2003. Original issue discount will cease to accrue on the notes upon the earlier to occur of the maturity date of the notes or the redemption of the notes under the terms and subject to the conditions of the Indenture.

The principal amount at maturity of the notes is payable at the office or agency of the paying agent, initially the trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for this purpose. Initially the trustee will be the paying agent and the registrar.

The notes will be offered in registrable form without coupons. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York (“DTC”).

Subordination of the Notes

The notes are our unsecured obligations and will be subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Debt. No payment or distribution in respect of the notes may be made by or on behalf of Hanover unless and until all Senior Debt has been indefeasibly paid in full in cash, other than (a) a purchase made solely by exchange for common stock of Hanover and (b) after December 31, 2005, a payment or distribution with respect to which Hanover has received the prior written consent of the holders of the Senior Debt under the Credit Agreement, whether as principal, interest or otherwise, and whether in cash, securities or property. Notwithstanding the preceding sentence, Hanover may:

(1)    accrue original issue discount, Additional Interest and interest, if any, on the notes;

(2)    so long as no Senior Debt Default exists at the maturity of the notes or would result from the payment of the amount due on the notes at the maturity, pay the amount due on any of the notes at the maturity, or with the prior written consent of the holders of the Senior Debt under the Credit Agreement, pay the redemption price on the redemption date, provided that if a Senior Debt Default exists at such date or would result from such payment on any notes at such date, then Hanover may not make such payment until such Senior Debt Default is cured or waived; and

(3)    pay the amount due on any of the notes without regard to the preceding restrictions if Hanover received the written consent of the requisite holders of the Senior Debt under and in accordance with each of the Senior Debt Agreements.

If Hanover or the trustee make any payment or distribution to the trustee or the Holders prohibited by the preceding restrictions, then and in such event such payment or distribution will be segregated by the trustee or the Holders, as the case may be, and held for the benefit of and promptly be paid over to the holders of the Senior Debt for application against the Senior Debt remaining unpaid until the Senior Debt is paid in full in cash.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings involving Hanover, upon any payment or distribution of any kind or character which may be payable or deliverable in such proceedings in respect of the obligations under the notes, such payment or distribution shall be paid or delivered by the Person making such payment or distribution directly to the holders of the Senior Debt to the extent necessary to make payment in full in cash of all Senior Debt remaining unpaid. Notwithstanding the preceding sentence, in no event will a delivery of any Reorganization Securities be made to the holders of the Senior Debt. In the event that the trustee does not file a proper claim or proof of debt required by any dissolution, insolvency, bankruptcy or other similar proceedings involving Hanover prior to 15 days before the expiration of time to file such claim, then the holders of Senior Debt will have the right to demand, sue for, collect and receive the payments and distributions in respect of the notes in such proceeding that are required to be paid to the holders of Senior Debt. If the trustee or any of the Holders receive any payment or distributions of any kind or character which was paid or delivered in respect of the obligations under the notes pursuant to a dissolution, insolvency, bankruptcy or other similar proceeding involving Hanover, then and in such event such payment or distribution will be segregated and held in trust for the benefit of and immediately paid over to the holders of Senior Debt for application to the payment of all Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash.

Until the Senior Debt is paid in full in cash, the trustee and the Holders are prohibited from accelerating the payment of the issue price, accrued original issue discount, accrued Additional Interest and interest, if any, on the notes and are prohibited from enforcing any default remedies with respect to the notes except none of the foregoing will prevent or otherwise affect the following:

(1)    if Hanover fails to pay the amount due at maturity, so long as no Senior Debt Default exists or would result from the making of such payment, the trustee’s or any Holder’s right to accelerate or take any other enforcement action with respect to the Indenture, provided, however, if a Senior Debt Default then exists or would result from the making of such payment, the trustee and the Holders may not accelerate or take any other enforcement action with respect to the Indenture until the first to occur of:

(a)    180 days after the date of maturity,

(b)    the date on which there is commenced an event of dissolution, insolvency, bankruptcy or other similar proceedings involving Hanover,

(c)    the date that any agent representing Senior Debt or any holder of Senior Debt commences a judicial proceeding to collect any Senior Debt in respect of $10,000,000 or more of Senior Debt or commences to realize upon any collateral for any such Senior Debt pursuant to the exercise of remedies or gives notice of any non-judicial sale of any such collateral, or

(d)    the date upon which the date for payment of any Senior Debt is accelerated under the Credit Agreement or any synthetic lease guaranty; and

(2)    the right of the trustee and the Holders to declare the issue price, accrued original issue discount, accrued Additional Interest and interest, if any, immediately due and payable and the right of the trustee or the Holders to take any other enforcement action with respect to the Indenture and the notes if the Indebtedness under one or more Senior Debt Agreements pursuant to which (a) Senior Debt in an aggregate principal amount of $100,000,000 or more is outstanding or (b) there are commitments thereunder to provide Senior Debt in an aggregate principal amount of $100,000,000 or more, is declared immediately due and payable.

No right of any present or future holder of Senior Debt to enforce subordination as provided in the Indenture shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Hanover or by any non-compliance by Hanover with the terms, provisions and covenants of the Indenture or the notes regardless of any knowledge thereof any holder of Senior Debt may have or be otherwise charged with.

Without in any way limiting the generality of the preceding paragraph, the holders of the Senior Debt may, at any time and from time to time, without the consent of or notice to the Holders or the trustee, without incurring responsibility and without impairing or releasing the subordination provisions in the Indenture, do any one or more of the following:

(1)    change the manner, place or terms of payment or extend the time of payment of, or renew, amend, modify, or alter, any Senior Debt or any Senior Debt Agreement evidencing the same or evidencing, governing, creating, guaranteeing or securing any Senior Debt;

(2)    sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt;

(3)    release any Person liable in any manner for the collection of Senior Debt;

(4)    fail or delay in the perfection of liens securing the Senior Debt;

(5)    exercise or refrain from exercising any rights against Hanover and any other Person (including, without limitation, actions with respect to the foreclosure upon, sale, release or failure to realize upon, any of its collateral, and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor or any other Person, regardless of whether any such actions or omissions may affect the rights of the holders of the Senior Debt to a deficiency); and

(6)    from time to time enter into agreements and settlements with Hanover as it may determine, including, without limitation, any substitution of collateral, any release of any lien and any release of Hanover.

The subordination provisions in the Indenture are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and the Holders on the other hand, and nothing therein shall impair, as between Hanover and the Holders, the obligation of Hanover, which is unconditional and absolute, to pay to the Holders the principal amount, issue price, accrued original issue discount, accrued Additional Interest, redemption price or interest, if any, on the notes in accordance with the terms and provisions of the Indenture, nor shall anything in the Indenture prevent the Holders from exercising all remedies otherwise permitted by applicable law or under the Indenture upon default thereunder (including the right to demand payment and sue for performance under the Indenture and to accelerate the maturity of the notes as provided in the Indenture), subject to the rights, if any, of holders of Senior Debt under the Indenture. Upon payment in full in cash of all Senior Debt, the Holders shall, to the extent of any payments or distributions paid or delivered to the holders of the Senior Debt or otherwise applied to the Senior Debt pursuant to the provisions of the Indenture, be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of Hanover made on Senior Debt (and any security therefor) until the obligations related to the notes under the Indenture shall be paid in full in cash, and, for the purposes of such subrogation, no payments to the holders of Senior Debt of any cash, assets, stock, or obligations to which the Holders would be entitled except for the provisions of the Indenture shall, as between Hanover, creditors of Hanover (other than the holders of the Senior Debt), and the Holders, be deemed to be a payment by Hanover to or on account of Senior Debt. The fact that failure to make any payment on account of the obligations related to the notes under the Indenture is caused by reason of the operation of any provision of the Indenture shall not be construed as preventing the occurrence of an Event of Default.

If a claim is made upon any holder or holders of Senior Debt for repayment or recovery of any amount (a “Voidable Transfer”) on account of any Senior Debt under any state or federal law, whether by reason of preference, fraudulent conveyance, or otherwise and if such holder or holders of Senior Debt repay all or a portion of such amounts by reason of (a) any judgment, decree, or order of any court or administrative body having jurisdiction over such holder or holders, or (b) any settlement or compromise of any claim effected by such holder or holders based upon the reasonable advice of counsel, then, as to the amount that has been repaid, the subordination provisions of the Indenture automatically shall be reinstated and restored and the amount so repaid shall constitute Senior Debt entitled to the benefits of the subordination provisions of the Indenture as if such Voidable Transfer never had been made. The subordination provisions of the Indenture shall constitute a continuing offer to all Persons who become holders of Senior Debt, and such provisions are made for the benefit of, and may be enforced directly by, holders of Senior Debt, who are expressly stated in the Indenture to be intended beneficiaries of the subordination provisions of the Indenture, whether or not they actually relied thereon. The terms of the subordination provisions of the Indenture (and the related definitions) may not be amended or modified without obtaining the prior written consent of the holders of the Senior Debt under and in accordance with the Credit Agreement and the other Senior Debt Agreements.

Optional Redemption by Hanover

Hanover may not redeem the notes prior to March 31, 2006. Beginning on March 31, 2006, Hanover may redeem the notes for cash in whole or in part at any time, by giving by mail to the Holders not less than 20 days nor more than 60 days notice of redemption prior to the redemption date for an amount of cash equal to 102.50% of the sum of (1) the issue price of the notes and (2) accrued original issue discount and Additional Interest, if any, through the date of redemption. No sinking fund is provided for the notes.

If less than all of the outstanding notes held in definitive form are to be redeemed, the trustee will select the notes held in definitive form to be redeemed pro rata or by lot or by another method the trustee considers fair and appropriate. Notes registered in the name of DTC or its nominee will be redeemed as described under the caption entitled “—Form, Denomination and Registration—Global Note; Book-Entry Form.”

Mergers and Sales of Assets by Hanover

Hanover may not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets in a single transaction or series of transactions to any Person, unless:

•

the successor Person formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the properties and assets of Hanover, as the case may be, shall be, immediately after giving effect to such transaction, a solvent Person organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if Hanover is not such Person, such Person shall expressly assume by an indenture supplement, executed and delivered to the trustee in form reasonably satisfactory to the trustee, the due and punctual payment of the principal amount, issue price, accrued original issue discount, accrued Additional Interest, redemption price or interest, if any, on the notes, according to their tenor, and the due and punctual performance of all of the covenants and obligations of Hanover under the notes and the Indenture;

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

•	Hanover shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the terms described in the preceding bullets and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Upon the assumption of Hanover’s obligations by a successor as described above, subject to certain exceptions, Hanover will be discharged from all obligations under the notes and the Indenture.

Covenants

Payment Limitations

The Indenture contains a covenant whereby Hanover agreed that it will not enter into or become subject to any restriction on the payment of the principal amount, issue price, accrued original issue discount, accrued Additional Interest, redemption price or interest, if any, on any of the notes other than:

(1)    as set forth in Article 2 of the Indenture;

(2)    the subordination provisions of the Indenture; and

(3)    any such restriction prohibiting optional prepayments, optional redemptions or optional purchases of the principal amount, issue price, accrued original issue discount, accrued Additional Interest, redemption price or interest, if any, on any of the notes (whether by way of offset or otherwise).

Limitation on Indebtedness

Hanover will not, and will not permit any of its subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for any Indebtedness; provided, however, that Hanover and any of its subsidiaries may issue, create, assume, guarantee, incur or otherwise become liable for Indebtedness if on the date of the issuance, creation, assumption, guarantee or incurrence thereof:

(1)    the Consolidated Leverage Ratio does not exceed 5.6 to 1.0 after giving effect to the incurrence of such Indebtedness (including after giving effect to the repayment of any Indebtedness with the proceeds of such incurred Indebtedness); and

(2)    no Default or Event of Default has occurred or is continuing or would occur as a consequence of incurring the Indebtedness and the application of the proceeds thereof.

The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness:

(1)    Indebtedness of Hanover owing to and held by any of its wholly-owned subsidiaries or Indebtedness of a subsidiary of Hanover owing to and held by Hanover or any wholly-owned subsidiary of Hanover; provided, however,

(a)    any subsequent issuance or transfer of capital stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Hanover, or a wholly-owned subsidiary of Hanover, and

(b)    any sale or other transfer of any such Indebtedness to a Person other than Hanover, or a wholly-owned subsidiary of Hanover,

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Hanover or such subsidiary, as the case may be;

(2)    Indebtedness represented by any Refinancing Indebtedness incurred in respect of any Indebtedness (other than Indebtedness described in clauses (1), (4), (5) or (6) of this paragraph) outstanding as of May 14, 2003 or incurred in compliance with this covenant;

(3)    Indebtedness of a subsidiary of Hanover incurred and outstanding on the date on which such subsidiary of Hanover was acquired by Hanover (other than Indebtedness incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such subsidiary of Hanover became a subsidiary of Hanover or was otherwise acquired by Hanover or otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such subsidiary of Hanover is acquired, Hanover would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (3) and after calculating Consolidated EBITDA giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of the applicable twelve month period used in calculating the Consolidated Leverage Ratio;

(4)    Indebtedness under Currency Agreements and Interest Rate Agreements; provided that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of Hanover or its subsidiaries (as determined in good faith by Hanover’s Board of Directors or senior management) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Hanover or its subsidiaries on customary terms entered into in the ordinary course of business and incurred without violation of the terms of the Indenture;

(5)    Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Hanover or a subsidiary of Hanover in the ordinary course of business;

(6)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

(7)    in addition to the items referred to in clauses (1) through (6) of this paragraph, Indebtedness of Hanover and its subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (7) and then outstanding, will not exceed $100.0 million (it being understood that any Indebtedness incurred pursuant to this clause (7) shall cease to be deemed to be incurred or outstanding for purposes of this covenant but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which Hanover or its subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (7)).

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(1)    Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first or second paragraphs of this covenant, Hanover, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and

(2)    the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of preferred stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount; and

(2)    the principal amount or liquidation preference thereof of any other Indebtedness.

For purposes of determining compliance with this covenant, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency pursuant to clause (2) of the second paragraph of this covenant, and such refinancing would cause the restriction in this covenant to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such restriction will be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Hanover may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Events of Default; Notice and Waiver

Each of the following will constitute an event of default under the Indenture:

(1)    except in the case of a redemption, default in payment of principal, including issue price and accrued original issue discount and Additional Interest, if any, when due, upon maturity, declaration or otherwise;

(2)    default in the payment of the redemption price on any note for more than five days after the note becomes due and payable upon redemption;

(3)    Hanover’s failure to perform or comply with the covenants and agreements described under the headings “—Covenants—Payment Limitations” and “—Mergers and Sales of Assets by Hanover;”

(4)    Hanover’s failure to comply with the covenant described under the heading “—Covenants—Limitation on Indebtedness” and such failure continues for 30 days after the earlier to occur of:

(a)    a senior financial officer of Hanover obtaining knowledge of such failure to comply, or

(b)    notice of the failure to comply by the trustee to Hanover or notice of the failure to comply by the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding to Hanover and the trustee;

(5)    Hanover’s failure to comply with any of its other agreements in the notes or the Indenture upon (a) receipt by Hanover of notice of the default by the trustee or (b) receipt by Hanover and the trustee of notice of the default by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and Hanover’s failure to cure the default within 90 after receipt by Hanover of such notice;

(6)    Hanover defaults under one or more Senior Debt Agreements pursuant to which:

(a)    Senior Debt in an aggregate principal amount of $100 million or more is outstanding, or

(b)    there are commitments thereunder to provide Senior Debt in an aggregate principal amount of $100 million or more and as a consequence of such default the Indebtedness under such Senior Debt Agreement has become, or has been declared, due and payable before its regularly scheduled dates of payment; or

(7)    certain events of bankruptcy or insolvency.

Subject to the subordination provisions described above under the heading “—Subordination of the Notes”:

(1)    If an Event of Default with respect to certain events of bankruptcy or insolvency involving Hanover has occurred, concurrently with the Indebtedness under the Credit Agreement becoming immediately due and payable, the issue price, accrued original issue discount and any accrued Additional Interest on all the notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holders.

(2)    If any other Event of Default has occurred and is continuing or if any Event of Default described in clause (1) of this paragraph has occurred and is continuing and the Indebtedness under the Credit Agreement has not become immediately due and payable, the trustee by notice to Hanover, or the Holders of at least 25% in aggregate principal amount of the notes at the time outstanding by notice to Hanover and the trustee, may declare the issue price, accrued original issue discount and any accrued Additional Interest to the date of declaration on all the notes to be immediately due and payable. Upon such a declaration, such issue price, accrued original issue discount and any accrued Additional Interest shall become and be due and payable immediately.

The Holders of a majority in aggregate principal amount of the notes at the time outstanding, by notice to Hanover and the trustee (and without notice to any other Holder), may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default, other than nonpayment of the issue price, accrued original issue discount and any accrued Additional Interest that have become due solely as a result of acceleration, have been cured or waived and if all other amounts due to the trustee and the Holders under the notes and the Indenture have been paid. No such rescission shall affect any subsequent or other Default or Event of Default or impair any consequent right.

Priorities

If the trustee collects any money pursuant to the remedies available to the Holders upon the occurrence of an Event of Default, it shall pay out the money in the following order:

(1)    first, to the trustee for compensation and other amounts due to the trustee in accordance with the Indenture;

(2)    second, to the holders of Senior Debt in accordance with the subordination provisions in the Indenture;

(3)    third, subject to the subordination provisions in the Indenture, to the Holders for amounts due and unpaid on the notes for the principal amount, issue price, accrued original issue discount, accrued Additional Interest, redemption price or interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the notes; and

(4)    fourth, the balance, if any, to Hanover or to such other party as a court of competent jurisdiction shall direct.

Additional Interest

From and after the date an Event of Default occurs and is continuing until all existing Events of Default have been cured or waived, interest (“Event of Default Interest”) in addition to the accrual of original issue discount shall accrue at 2.0% per annum on a principal amount per note equal to (1) the issue price plus (2) the original issue discount plus (3) any Additional Interest, in each case, with respect to (2) and (3), accrued to the date immediately prior to the date of the occurrence of an Event of Default. Such Event of Default Interest shall accrue from the date of the occurrence of an Event of Default on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months, and shall automatically cease to accrue once all existing Events of Default have been cured or waived.

From and after the date that the Consolidated Leverage Ratio has exceeded 5.18 to 1.0 as of the end of the two consecutive fiscal quarters most recently then ended (the “Excess Leverage Date”), interest (“Excess Leverage Interest”) in addition to the accrual of original issue discount shall accrue at 3.0% per annum on a principal amount per note equal to (1) the issue price plus (2) the original issue discount plus (3) any Additional Interest, in each case, with respect to (2) and (3), accrued to the date immediately prior to the Excess Leverage Date. Such Excess Leverage Interest shall accrue from the Excess Leverage Date on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months, and shall automatically cease to accrue once the Consolidated Leverage Ratio no longer exceeds 5.18 to 1.0. If at any time following the end of a fiscal quarter during which Excess Leverage Interest accrued and the Consolidated Leverage Ratio as of the end of such fiscal quarter is less than or equal to 5.18 to 1.0, Hanover shall deliver promptly, but in any event within five business days of the delivery by Hanover to the trustee of the financial information of Hanover required pursuant to the Indenture, a notice stating that Excess Leverage Interest ceased to accrue as of the end of the immediately preceding fiscal quarter, and the Excess Leverage Interest shall be deemed to have ceased to accrue as of the end of such immediately preceding fiscal quarter.

In the event that Hanover would be required to accrue Event of Default Interest and Excess Leverage Interest, Hanover will accrue only Excess Leverage Interest for as long as it is required. In no event will Hanover concurrently accrue both Event of Default Interest and Excess Leverage Interest.

Notwithstanding the existence of any Event of Default that has not been cured or waived or the Consolidated Leverage Ratio exceeding 5.18 to 1.0, Additional Interest shall cease to accrue on any note when the same becomes due and payable on the earlier to occur of (1) acceleration pursuant to the terms of the Indenture, (ii) the redemption date and (iii) the date of maturity, upon declaration or otherwise.

Modification

Without Consent of the Holders.    Hanover and the trustee may amend the Indenture and the notes without the consent of any Holder:

(1)    to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture, provided that, in any case, such change shall not materially adversely affect the interests of the Holders;

(2)    to provide for the assumption of Hanover’s obligations to the Holders in case of a merger or consolidation or conveyance, transfer or lease of Hanover’s properties and assets substantially as an entirety;

(3)    to provide for uncertificated notes in addition to or in place of certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended;

(4)    to make any change that does not adversely affect the right of any Holder; or

(5)    to make any change to comply with the requirements of the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification, if any, of the Indenture under the Trust Indenture Act;

provided, however, that in the case of a change under paragraph (1) above, Hanover will deliver to the trustee an opinion of counsel stating that the change does not materially adversely affect the interests of the Holders; provided further, however, that in the case of a change under paragraph (4) above, Hanover shall deliver to the trustee an opinion of counsel stating that the change does not adversely affect the right of any Holder.

With Consent of the Holders.    Hanover and the trustee, with the written consent of the Holders of at least a majority in aggregate principal amount of the notes at the time outstanding, may amend the Indenture or the notes; provided, however, the terms of the subordination provisions in the Indenture (and the related definitions) may not be amended or modified without having obtained the prior written consent of the holders of the Senior Debt under and in accordance with the Senior Debt Agreements. However, without the consent of each Holder affected, an amendment or supplement to the Indenture or the notes may not:

(1)    make any change to the principal amount of the notes whose Holders must consent to an amendment;

(2)    make any change to the manner or rate of accrual in connection with original issue discount or interest, if any, reduce the rate of interest referred to in paragraph 1 of the notes or extend the time for payment of original issue discount or interest, if any, on any note;

(3)    reduce the principal amount or the issue price of or extend the stated maturity of any note;

(4)    reduce the redemption price of any note;

(5)    make any note payable in money or securities other than that stated in the note; or

(6)    impair the right of the trustee or the Holders to institute suit for the enforcement of any payment with respect to the notes.

It shall not be necessary for the consent of the Holders under the preceding paragraph to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Form, Denomination and Registration

The notes are issuable in fully registered form, without coupons. Hanover may not reissue a note that has matured or been converted, redeemed, repurchased by Hanover at the option of a Holder or otherwise canceled, except for the transfer, exchange or replacement of the note.

Global Note; Book-Entry Form.    The notes will be issued in the form of several global notes (collectively, the “global note”). The global note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Purchasers of the notes may hold their interests in the global note directly through DTC if the Holder is a participant in DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Persons who are not participants may beneficially own interests in the global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole Holder of the global note. Except as provided below, owners of beneficial interests in the global note will not be entitled to have certificates registered in their names. These owners will not receive or be entitled to receive physical delivery of certificates in definitive registered form and will not be considered the Holders of the global note.

Payment of principal amount at maturity or the redemption price or the purchase price of the global note will be made to Cede & Co., the nominee for DTC, as the registered owner of the global note.

Payments will be made by wire transfer of immediately available funds on the payment date. Hanover, the trustee and any paying agent will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note. In addition, Hanover, the trustee and any paying agent will have no responsibility or liability for maintaining, supervising or reviewing any records relating to any beneficial ownership interests.

Hanover has been informed by DTC that, with respect to any payment of principal amount at maturity or the redemption price or the purchase price of the global note, DTC’s practice is to credit participants’ accounts on the payment date. These payments will be in amounts proportionate to the participants’ respective beneficial interests in the principal amount represented by the global note as shown on the records of DTC. DTC will not credit participants’ accounts if DTC has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through participants will be the responsibility of the participants. This is currently the case with securities held for the accounts of customers registered in street name.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing its interest.

None of Hanover, the trustee, or any registrar, paying agent or conversion agent under the Indenture, will have any responsibility for the performance by DTC or its participants or indirect participants of their operations. DTC has advised Hanover that it will take any action permitted to be taken by a Holder, including, without limitation, the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global note are credited. In addition, DTC will only take action in respect of the principal amount of the notes represented by the global note as to which a participant or participants has or have given direction.

DTC has advised Hanover as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of the participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Hanover within 90 days, Hanover will cause the notes to be issued in definitive registered form in exchange for the global note.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices will be sent to Cede & Co., as nominee of DTC. If less than all of the notes are being redeemed, DTC will reduce the amount of interest of each participant in the notes in accordance with its procedures.

Certificated Notes.    Holders of notes may not request certificated notes and certificated notes will not be issued, except at the option of Hanover or in exchange for notes represented by the global note if no successor depositary is appointed by Hanover as set forth above under “—Global Note; Book-Entry Form.”

Discharge

When Hanover delivers to the trustee all outstanding notes for cancellation or all outstanding notes (a) have become due and payable, (b) will become due and payable at their stated maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Hanover, and Hanover irrevocably deposits with the trustee as trust funds cash sufficient to pay at stated maturity the principal amount and any accrued Additional Interest or to pay at the redemption date the redemption price and any accrued Additional Interest, as the case may be, of all outstanding notes, and if in any case Hanover pays all other sums payable under the Indenture by Hanover and the trustee shall have been irrevocably instructed to apply such money to the payment of such amounts with respect to the notes, then the Indenture will cease to be of further effect.

Taxation of Notes

See the description under “United States Federal Income Tax Considerations” for a discussion of certain tax considerations relevant to a Holder.

Information Concerning the Trustee

Hanover has appointed Wachovia Bank as trustee under the Indenture, and as paying agent, registrar and custodian with regard to the notes.

Governing Law

The Indenture and the notes are governed by the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in this prospectus.

“Additional Interest” means Event of Default Interest and Excess Leverage Interest.

“Affiliate” means as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition,

“control” of a Person means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a letter of credit under the Credit Agreement.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Chase” means JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), a New York banking corporation.

“Consolidated Earnings Before Interest and Taxes” means for any period, with respect to any Person, the sum of:

(1)    Consolidated Net Income for such period;

(2)    all amounts attributable to provision for taxes measured by income (to the extent that such amounts have been deducted in determining Consolidated Net Income for such period); and

(3)    Consolidated Interest Expense for such period (to the extent that such amounts have been deducted in determining Consolidated Net Income for such period).

“Consolidated EBITDA” means for any period, with respect to any Person, the sum of, without duplication:

(1)    Consolidated Earnings Before Interest and Taxes for such Person for such period, plus

(2)    all amounts attributable to depreciation and amortization, determined in accordance with GAAP (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period), plus

(3)    all amounts classified as extraordinary charges for such period (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period), plus

(4)    cash dividends received by Hanover or any Restricted Subsidiary from any Joint Venture or from any Unrestricted Subsidiary or Unqualified Subsidiary that has any Non-Recourse Indebtedness outstanding (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period), plus

(5)    any non-recurring non-cash expenses or losses (including, non-cash currency charges) (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period), and minus:

(1)    any increase in Consolidated Earnings Before Interest and Taxes to the extent that such increase is a result of the actions underlying the charges referred to in clause (5) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Earnings Before Interest and Taxes, all as determined on a consolidated basis, and

(2)    all amounts classified as extraordinary income for such period (to the extent such amounts have been included in determining Consolidated Earnings Before Interest and Taxes for such period);

provided that, if during such period such Person shall have made a Material Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition as if such Material Acquisition had occurred on the first day of such period; provided further that, the foregoing proviso shall have effect only if the trustee has been furnished with unaudited, or, if available, audited, consolidated financial statements of the acquired property for such period, such financial statements to include the balance sheet and statements of income and cash flows reflecting the historical performance of the acquired property for such period to the extent applicable. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets or constitutes all or substantially all of the equity interests of a Person and (b) involves the payment of consideration of at least $15 million. In calculating Consolidated EBITDA, the financial performance of Joint Ventures, Unrestricted Subsidiaries and Unqualified Subsidiaries that have any Non-Recourse Indebtedness outstanding shall be disregarded except as provided in clause (4) above.

“Consolidated Indebtedness” means at a particular date, as to any Person, the sum of (without duplication):

(1)    all Debt of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding

(a)    Debt in respect of Financing Leases,

(b)    the notes issued under the Indenture, and

(c)    Non-Recourse Indebtedness and the Tranche B Balance Sheet Loans; plus

(2)   (a)    Guarantee Obligations of Hanover and its Subsidiaries in respect of Debt (other than in respect of the Tranche B Balance Sheet Loans),

(b)    the Equipment Lease Tranche A Loans,

(c)    the Tranche A Portion of the 2001A Equipment Lease Transaction, and

(d)    the Tranche A Portion of the 2001B Equipment Lease Transaction.

“Consolidated Interest Expense” means for any period, with respect to any Person, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption (including, without limitation, imputed interest included in Financing Lease payments) on a consolidated income statement of such Person and its Subsidiaries for such period, plus, to the extent not so included, payments by such Person and its Subsidiaries under the Equipment Leases attributable to:

(1)    interest payments under the Equipment Lease Tranche A Loans and Equipment Lease Tranche B Loans; and

(2)    the yield to the Investors in connection with the Equipment Lease Transactions.

“Consolidated Leverage Ratio” means, as used for purposes of the covenant described under “Covenants—Limitation on Indebtedness,” the ratio of Consolidated Indebtedness of Hanover to Consolidated EBITDA of Hanover for the four consecutive fiscal quarters most recently then ended for which financial statements have been published (provided, however, that financial statements will be deemed to have been published with respect to the first three fiscal quarters of a fiscal year on the 45th day following such fiscal quarter and with respect to the last fiscal quarter of a fiscal year on the 90th day following such fiscal year, whether published or not) and, as used elsewhere in the Indenture, the ratio of Consolidated Indebtedness of Hanover to Consolidated EBITDA of Hanover for the four consecutive fiscal quarters most recently ended; provided that for purposes of calculating the numerator of the foregoing ratio in each instance, Consolidated Indebtedness of Hanover shall exclude seventy percent (70%) of the Debt in respect of the TIDES Debentures.

“Consolidated Net Income” means for any period as to any Person, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, provided that for purposes of determining Consolidated Net Income, payments under Equipment Leases attributable to (1) Equipment Lease Tranche A Loans and Equipment Lease Tranche B Loans and (2) the yield to the Investors in connection with the Equipment Lease Transactions shall be considered interest expense.

“Credit Agreement” means that certain Credit Agreement, dated as of December 15, 1997, as amended and restated through December 3, 2001, as further amended from time to time through May 14, 2003, among Hanover, certain of its Subsidiaries named therein from time to time, the lenders named therein and JPMorgan Chase Bank, as administrative agent, together with any Guaranties thereof by Hanover or its Subsidiaries, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination and whether with the original lenders or otherwise), restructured, refinanced, increased or otherwise modified from time to time.

“Credit Agreement Default” means any of the events specified as “Events of Default” under the Credit Agreement, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Credit Agreement Event of Default” means any of the events specified as “Events of Default” under the Credit Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Currency Agreements” shall mean in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Debt” of any Person at any date means,

(1)    all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument;

(2)    all obligations of such Person under Financing Leases;

(3)    all obligations of such Person in respect of acceptances issued or created for the account of such Person; and

(4)    all liabilities secured by any Lien (other than any Permitted Lien) on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, provided that all obligations of such Person with respect to Equipment Lease Tranche A Loans shall be considered Debt of such Person.

For purposes of clarification, the obligations with respect to the Equipment Leases shall not be deemed to constitute Debt under the preceding clause (4) solely by virtue of the grant by HCC thereunder of a Lien on its interest in the Equipment subject to such Equipment Lease to secure HCC’s and the Guarantor’s obligations in connection therewith.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Equipment Lease Credit Agreements” means:

(1)    the Credit Agreement dated as of June 15, 1999 (as amended, supplemented or otherwise modified from time to time), among Hanover Equipment Trust 1999A, as borrower, the several lenders from time to time parties thereto, the managing agents thereto and Chase, as agent;

(2)    the Credit Agreement dated as of March 13, 2000 (as amended, supplemented or otherwise modified from time to time), among Hanover Equipment Trust 2000A, as borrower, the several lenders from time to time parties thereto, Industrial Bank of Japan, LTD., as syndication agent, The Bank of Nova Scotia, as documentation agent and Chase, as agent;

(3)    the Credit Agreement dated as of October 27, 2000 (as amended, supplemented or otherwise modified from time to time), among Hanover Equipment Trust 2000B, as borrower, the several lenders from time to time parties thereto, National Westminster Bank PLC, as managing agent, Citibank, N.A., Credit Suisse First Boston and The Industrial Bank of Japan, Ltd., as co-agents and Chase, as agent;

(4)    the 2001A Equipment Lease Securities;

(5)    the 2001B Equipment Lease Securities;

(6)    the 2001A Participation Agreement;

(7)    the 2001B Participation Agreement; and

(8)    any credit agreement, in connection with and dated as of the date of an Additional Participation Agreement (as amended, supplemented or otherwise modified from time to time), among a Delaware business trust, as borrower, the several lenders from time to time parties thereto.

“Equipment Lease Participation Agreements” means

(1)    the Participation Agreement dated June 15, 1999 (as amended, supplemented or otherwise modified from time to time), among HCC, Hanover Equipment Trust 1999A, Societe Generale Financial Corporation and FBTC Leasing Corp., as investors, the managing agents thereto, Chase, as agent, and the lenders parties thereto;

(2)    the Participation Agreement dated March 13, 2000 (as amended, supplemented or otherwise modified from time to time), among HCC, Hanover Equipment Trust 2000A, First Union National Bank and Scotiabanc Inc., as investors, Industrial Bank of Japan, LTD., as syndication agent, The Bank of Nova Scotia, as documentation agent, Chase, as agent, and the lenders parties thereto;

(3)    the Participation Agreement dated as of October 27, 2000 (as amended, supplemented or otherwise modified from time to time, the “2000B Participation Agreement”), among HCC, Hanover Equipment Trust 2000B, Bank Hapoalim B.M. and FBTC Leasing Corp., as investors, Chase, as agent, and the lenders parties thereto;

(4)    the Participation Agreement dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the “2001A Participation Agreement”), among HCC, Hanover Equipment Trust 2001A, General Electric Capital Corporation as investor, Chase, as agent, and the lenders parties thereto;

(5)    the Participation Agreement dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the “2001B Participation Agreement”), among HCC, Hanover Equipment Trust 2001B, General Electric Capital Corporation as investor, Chase, as agent, and the lenders parties thereto; and

(6)    any additional participation agreements that may be entered into, upon notice to Chase, as agent, by and among HCC, a Delaware business trust, an investor or investors, one or more agents and the Lenders parties thereto (as amended, supplemented or otherwise modified from time to time, the “Additional Participation Agreement”); provided that, any Additional Participation Agreements shall be considered Equipment Lease Participation Agreements only so long as:

(a)    such Participation Agreement and any Additional Participation Agreements provide for transactions reasonably similar to those provided for in the Participation Agreement described in (1)-(3) above and

(b)    the aggregate value of (A) the equipment leased under any Additional Participation Agreement and (B) any natural gas compressors leased by Hanover or HCC as lessee under any other leases (“Equipment True Leases”) other than the Equipment Leases, does not exceed $300,000,000.

“Equipment Lease Tranche A Loans” means the collective reference to:

(1)    for the 1999 Synthetic Lease, the 2000A Synthetic Lease and the 2000B Synthetic Lease, the loans to be made pursuant to each Equipment Lease Credit Agreement and identified as the “Tranche A Loans” in Schedule 1.1 of each of the Equipment Lease Credit Agreements;

(2)    for the 2001A Synthetic Lease, the Tranche A Portion of the 2001A Equipment Lease Transaction;

(3)    for the 2001B Synthetic Lease, the Tranche A Portion of the 2001B Equipment Lease Transaction; and

(4)    for any Additional Lease, either

(a)    the loans to be made pursuant to such Equipment Lease Credit Agreement and identified as the “Tranche A Loans” in Schedule 1.1 of such Equipment Lease Credit Agreement or

(b)    the “Tranche A Portion” of such Equipment Lease Transaction.

“Equipment Lease Tranche B Loans” means the collective reference to:

(1)    for the 1999 Synthetic Lease, the 2000A Synthetic Lease and the 2000B Synthetic Lease, the loans to be made pursuant to each Equipment Lease Credit Agreement and identified as the “Tranche B Loans” in Schedule 1.1 of each of the Equipment Lease Credit Agreements;

(2)    for the 2001A Synthetic Lease, the Tranche B portion of the 2001A Equipment Lease Securities;

(3)    for the 2001B Synthetic Lease, the Tranche B portion of the 2001B Equipment Lease Securities; and

(4)    for any Additional Lease, either

(a)    the loans to be made pursuant to such Equipment Lease Credit Agreement and identified as the “Tranche B Loans” in Schedule 1.1 of such Equipment Lease Credit Agreement or

(b)    the “Tranche B Portion” of such Equipment Lease Transaction.

“Equipment Lease Transactions” means the transactions whereby HCC leases natural gas compressors from the Lessors as described in each of the Equipment Lease Participation Agreements and any Operative Document (as defined in such Equipment Lease Participation Agreements).

“Equipment Leases” means:

(1)    the Lease dated as of June 15, 1999 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 1999A, as lessor, and HCC, as lessee (the “1999 Synthetic Lease”);

(2)    the Lease dated as of March 13, 2000 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2000A, as lessor, and HCC, as lessee (the “2000A Synthetic Lease”);

(3)    the Lease dated as of October 27, 2000 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2000B, as lessor, and HCC, as lessee (the “2000B Synthetic Lease”);

(4)    the Lease dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2001A, as lessor, and HCC, as lessee (the “2001A Synthetic Lease”);

(5)    the Lease dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2001B, as lessor, and HCC, as lessee (the “2001B Synthetic Lease”); and

(6)    any lease in connection with and dated as of the date of any Additional Participation Agreement (as amended, supplemented or otherwise modified from time to time), between a Delaware business trust, as lessor, and HCC, as lessee (the “Additional Lease”).

“Event of Default” means each of the events specified as an “Event of Default” under the Indenture.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee, but excluding all obligations with respect to any Equipment Leases.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed and delivered by Hanover and each Subsidiary Guarantor in connection with the execution and delivery of the Credit Agreement, as amended pursuant to Section 18 of the Amendment dated as of January 31, 2003 to the Credit Agreement.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person or another Person (including without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds

(a)    for the purchase or payment of any such primary obligation or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(4)    otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof;

provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of:

(1)    an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made; and

(2)    the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation,

unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Hanover, as the case may be, in good faith.

“Guarantees” means collectively, the Subsidiaries’ Guarantee, the Hanover Guarantee and any other guarantees of the Loans and the other obligations of HCC under the Credit Agreement.

“Guarantor” means a Guarantor under any of the Synthetic Guarantees or the Credit Agreement.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(1)    to purchase such Indebtedness or obligation or any property constituting security therefor;

(2)    to advance or supply funds (a) for the purchase or payment of such Indebtedness or obligation, or (b) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(3)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(4)    otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hanover Guarantee” means the Hanover Guarantee made by Hanover in connection with the execution of the Credit Agreement in favor of Chase, as agent for the lenders under the Credit Agreement, for the benefits of the lenders, as amended, supplemented or otherwise modified from time to time.

“HCC” means Hanover Compression Limited Partnership (formerly known as Hanover Compression Inc.).

“Holder” means a Person in whose name the notes are registered on the registrar’s books.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(1)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(2)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(3)    all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(4)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(5)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(6)    swaps of such Person;

(7)    the principal or lease balance outstanding under Synthetic Leases; and

(8)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (1) through (7) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (1) through (8) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investments” means any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or any other investment in any Person.

“Investors” means the parties that hold the beneficial interest in the respective Lessors.

“Issuing Lender” means Chase or any other lender (with such lender’s consent), in its capacity as issuer of any letter of credit under the Credit Agreement

“Joint Venture” means any Person in which Hanover or one or more Subsidiaries own equity interests representing 1% or more but 50% or less of the aggregate equity interests of such Person.

“Lessors” means the lessors under the Equipment Leases.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan” means any loan made by any lender pursuant to the Credit Agreement.

“Loan Documents” means the Credit Agreement, the Security Documents, the Applications and the Guarantees and any amendment, waiver, supplement or other modification to any of the foregoing.

“Non-Recourse Indebtedness” means:

(1)    Debt of Unrestricted Subsidiaries or Unqualified Subsidiaries

(a)    as to which neither Hanover nor any of its Qualified Subsidiaries provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt), or is directly or indirectly liable (as guarantor or otherwise) and

(b)    the explicit terms of which provide that there is no recourse against any of the assets of Hanover or its Qualified Subsidiaries (other than the Capital Stock of an Unqualified Subsidiary) or that recourse is limited to assets which do not include the assets of Hanover or its Qualified Subsidiaries (other than the Capital Stock of an Unqualified Subsidiary); or

(2)    Debt of Unrestricted Subsidiaries or Unqualified Subsidiaries incurred solely to finance the acquisition or construction of specific property that is acquired after June 21, 2002 provided that payment of such Debt is expressly stated to be recourse solely to such specified property and the proceeds thereof and such Debt is incurred contemporaneously with the acquisition or construction of such property.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to HCC, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of HCC to Chase, as agent for the lenders under the Credit Agreement, or to any lender under the Credit Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Loan Document, the letters of credit under the Credit Agreement or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Chase, as agent for the lenders under the Credit Agreement, or to any lender under the Credit Agreement that are required to be paid by the borrower thereunder pursuant thereto) or otherwise.

“Permitted Lien” means any of the following types of Liens:

(1)    Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Hanover or any Subsidiary of Hanover, as the case may be, in conformity with GAAP;

(2)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(3)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements;

(4)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Hanover or any of its Subsidiaries;

(6)    leases or subleases granted to third Persons not interfering in any material respect with the business of Hanover or any of its Subsidiaries;

(7)    Liens arising from Uniform Commercial Code financing statements regarding leases permitted by the Credit Agreement or the Equipment Leases;

  (8)    any interest or title of a lessor or sublessor under any lease permitted by the Credit Agreement or the Equipment Leases;

  (9)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods; or

(10)    Liens arising out of consignment or similar arrangements for the sale of goods entered into by Hanover or any of its Subsidiaries in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Qualified Subsidiary” means each Subsidiary of Hanover organized under a jurisdiction of the United States and having assets located primarily in the United States.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “Refinance,” “Refinances” and “Refinanced” shall have a correlative meaning) any Indebtedness existing on May 14, 2003 or incurred in compliance with the covenant described under the heading “Covenants—Limitation on Indebtedness” (including Indebtedness of Hanover that refinances Indebtedness of any subsidiary of Hanover and Indebtedness of any subsidiary of Hanover that refinances Indebtedness of Hanover or another subsidiary of Hanover) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees incurred in connection therewith).

“Reimbursement Obligation” means the obligation of HCC to reimburse the Issuing Lender pursuant to subsection 4.5(a) of the Credit Agreement for amounts drawn under letters of credit under the Credit Agreement.

“Reorganization Securities” means (a) debt securities that are issued pursuant to a bankruptcy, insolvency or similar proceeding (1) as long as the rights of the holders of any Senior Debt outstanding at the time of issuance thereof or any debt securities issued in exchange for such Senior Debt in such proceeding are not impaired or materially altered and (2) the payment of which is subordinate and junior at least to the extent provided in the subordination provisions of the Indenture to the payment of all Senior Debt outstanding at the time of the issuance thereof and to the payment of all debt securities issued in exchange for such Senior Debt in such proceeding (whether such subordination is effected by the terms of such securities, an order or decree issued in such proceeding, by agreement of the Holders or otherwise) or (b) equity securities that are issued pursuant to a bankruptcy, insolvency or similar proceeding; provided, in either case, that (x) such securities are authorized by an order or decree made by a court of competent jurisdiction in such proceeding (which order or decree states that the authorization of such securities is intended to give effect to the subordination of the principal amount, issue price, accrued original issue discount, accrued Additional Interest, redemption price, interest and any other subordinated obligations under the Indenture or the notes, if any, pursuant to the subordination provisions of the Indenture) and (y) the notes and such securities are not treated as the same class of securities as any Senior Debt outstanding at the time of the issuance thereof or any securities issued in exchange for such Senior Debt in such proceeding.

“Security Documents” means the collective reference to:

(1)    the Guarantee and Collateral Agreement; and

(2)    other security documents delivered after the date of the Credit Agreement to Chase, as agent for the lenders under the Credit Agreement, or any collateral agent therefor, granting a Lien on any property of any Person to secure the obligations and liabilities of Hanover or any of its Subsidiaries under any Loan Document.

“Senior Debt” means all payment obligations (whether now outstanding or hereafter incurred) of Hanover in respect of

(1)    Indebtedness of Hanover other than (a) the notes, (b) any Indebtedness that by its terms is expressly subordinated to the notes, and (c) any Indebtedness (A) incurred by Hanover that represents all or a portion of the consideration for the acquisition of all or a portion of the capital stock or assets of any Person and (B) which is owing to the Person that sold or otherwise transferred such capital stock or assets or to an affiliate of such Person;

(2)    interest (including default interest) and premium on the outstanding Indebtedness referred to in clause (1) above;

(3)    the fees and commissions (including commitment, agency and letter of credit fees and commissions) payable pursuant to the Senior Debt Agreements;

(4)    all other payment obligations (including costs, expenses, penalties, indemnifications, damages, liabilities or otherwise of Hanover) owing under or arising pursuant to the Senior Debt Agreements not of the type described in clauses (1) through (3) above; and

(5)    post-petition interest on the Indebtedness referred to in clauses (1) through (4) above accruing subsequent to the commencement of a proceeding under the bankruptcy law (whether or not such interest is allowed as a claim in such proceeding).

Senior Debt shall, in all cases, include (a) all payment obligations of Hanover under the Credit Agreement and (b) all payment obligations of Hanover under the Synthetic Leases and the Synthetic Lease Guarantees. Senior Debt shall not, however, include trade accounts payable, tax claims or assessments.

“Senior Debt Agreement” means each instrument or agreement evidencing or governing the Indebtedness referred to in clause (1) of the definition of Senior Debt.

“Senior Debt Default” means any default or event of default by Hanover or its subsidiaries under any Senior Debt Agreement.

“Subsidiaries’ Guarantee” means the Subsidiaries’ Guarantee made by certain Subsidiaries of Hanover in favor of Chase, as agent for the lenders under the Credit Agreement, for the benefit of the lenders under the Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified:

(1)    all references to a “Subsidiary” or to “Subsidiaries” in this prospectus shall refer to a Subsidiary or Subsidiaries of Hanover; and

(2)    all references to a “Subsidiary” or to “Subsidiaries” in this prospectus shall exclude Unrestricted Subsidiaries unless Unrestricted Subsidiaries are expressly included.

“Subsidiary Guarantor” means each Subsidiary which is a party to a Guarantee.

“Synthetic Guarantee” means any of the 2001A Guarantee, the 2001B Guarantee, the 2000A Guarantee, the 2000B Guarantee and the 1999 Guarantee.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, where such transaction is considered debt for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP. Any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product in effect as of May 14, 2003 shall continue to be treated as a Synthetic Lease for purposes of the Indenture, regardless of any change in GAAP.

“Synthetic Lease Guaranties” means Guaranties by Hanover of the obligations of one or more of its Subsidiaries under Synthetic Leases and the related financing agreements (including credit agreements and debt instruments) as such Guaranties may be amended, restated, supplemented, waived, replaced (whether or not upon termination and whether with the original lenders or otherwise), restructured, refinanced, increased or otherwise modified from time to time.

“TIDES Debentures” means the unsecured debentures junior and subordinate in right of payment to all the obligations and liabilities of Hanover issued pursuant to the Indenture, dated as of December 15, 1999, between Hanover and Wilmington Trust Company, as trustee thereunder.

“Tranche A Portion of the 2001A Equipment Lease Transaction” shall mean the product of:

(1)    75.01%; and

(2)    the aggregate outstanding principal amount of the 2001A Equipment Lease Securities.

“Tranche A Portion of the 2001B Equipment Lease Transaction” shall mean the product of:

(1)    67.90%; and

(2)    the aggregate outstanding principal amount of the 2001B Equipment Lease Securities.

“Tranche B Balance Sheet Loans” means any Obligations of Hanover and its Subsidiaries under the Equipment Lease Tranche B Loans or the Investor Contributions (as defined in each of the Equipment Lease Participation Agreements) that are required to be reflected as Debt on the consolidated balance sheet of Hanover.

“2001A Equipment Lease Securities” is as defined in the definition of “2001A Equipment Lease Transaction”.

“2001B Equipment Lease Securities” is as defined in the definition of “2001B Equipment Lease Transaction”.

“2001A Equipment Lease Transaction” means the synthetic off-balance sheet lease financing consummated on August 31, 2001 pursuant to the 2001A Participation Agreement.

“2001B Equipment Lease Transaction” means the synthetic off-balance sheet lease financing consummated on August 31, 2001 pursuant to the 2001B Participation Agreement.

“Unqualified Subsidiary” means any Subsidiary of Hanover other than Qualified Subsidiaries.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of HCC that exists on July 27, 2001 and is so designated as an Unrestricted Subsidiary by HCC in writing to Chase, as agent for the lenders under the Credit Agreement;

(2)    any Subsidiary of HCC that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of HCC, as provided below); and

(3)    any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of HCC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply and continue to apply following such designation:

(1)    neither HCC nor any of its Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for Debt or other obligations of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt or obligations) except as permitted by subsection 8.10 of the Credit Agreement, which imposes limitations on the ability of Hanover and its Subsidiaries to make certain Investments; and

(2)    any Investment by HCC or the Restricted Subsidiaries in such Unrestricted Subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions described under subsection 8.10 of the Credit Agreement and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with HCC or any other Subsidiary (other than another Unrestricted Subsidiary) of HCC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to HCC or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of HCC or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment.

Any such designation by the Board of Directors shall be evidenced to Chase, as agent for the lenders under the Credit Agreement, by filing with Chase a resolution of the Board of Directors of HCC giving effect to such designation and an officer’s certificate certifying that such designation complies with the foregoing conditions and any Investment by HCC in such Unrestricted Subsidiary shall be deemed the making of an Investment on the date of designation in an amount equal to the greater of:

(1)    the net book value of such Investment; or

(2)    the fair market value of such Investment as determined in good faith by the Board of Directors (and evidenced by a resolution of the Board of Directors).

The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided

(1)    that, if such Unrestricted Subsidiary has any Debt, immediately after giving effect to such designation, no Credit Agreement Default or Credit Agreement Event of Default would result; and

(2)    that all Debt of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.

Unrestricted Subsidiaries shall be deemed to be Affiliates of Hanover, HCC and their Subsidiaries. Any Subsidiary of an Unrestricted Subsidiary shall also be deemed to be an Unrestricted Subsidiary. Any Subsidiary of Hanover that is not an Unrestricted Subsidiary shall be a “Restricted Subsidiary”.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

This is a summary of certain United States federal income tax consequences relevant to the holders of the notes. This summary is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The discussion below deals only with the notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, dealers in securities or currencies, tax-exempt entities, persons holding the notes in a tax deferred or tax-advantaged account, persons who are former citizens or long-term residents of the United States subject to taxation as expatriates, or persons holding the notes as a hedge against currency risks, as a position in a “straddle,” or as part of a “hedging,” “constructive sale,” or “conversion” transaction for tax purposes. Furthermore, in general, this discussion does not address the tax consequences applicable to holders of the notes that are taxed as partnerships or other pass-through entities for United States federal income tax purposes. We do not address all of the tax consequences that may be relevant to a U.S. Holder (as defined below). In particular, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal estate (except as described below), gift or alternative minimum tax consequences of the purchase, ownership, or disposition of the notes;

•	the consequences to persons who hold the notes whose functional currency is not the United States dollar;

•	any state, local, or foreign tax consequences of the purchase, ownership, or disposition of the notes.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning, and disposing of the notes in light of your own tax circumstances.

A U.S. Holder is a beneficial owner of the notes who or which is:

•	a citizen or individual resident of the United States;

•	a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) it has a valid election in place under applicable United States Treasury regulations to be treated as a United States person.

A Non-U.S. Holder is a holder of the notes other than a U.S. Holder.

No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, OR FOREIGN LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

U.S. Holders

The following discussion applies to you if you are a U.S. Holder of the notes for United States federal income tax purposes.

Original Issue Discount.    The notes were originally issued by us at discount from the amount payable at maturity (i.e., the stated redemption price at maturity). For United States federal income tax purposes, the difference between the issue price of the notes and their stated redemption price at maturity constitutes original issue discount that must be included in income over the life of the notes. Because the notes were originally issued by us for non-publicly traded property, their issue price is determined under section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. Under these regulations, a note issued for non-publicly traded property that provides for “adequate stated interest” will have an issue price equal to the note’s stated principal amount. Adequate stated interest is stated interest in excess of the applicable “test rate” under the regulations (3.15% in the case of the notes). The stated principal amount, in turn, is defined as the sum of all payments under the note excluding any stated interest. Alternatively, if such a note does not provide for adequate stated interest, the note will be treated as having an issue price equal to the present value of all noncontingent payments under the debt instrument determined using a discount rate equal to the applicable test rate.

The notes provide for an accreting yield at a rate of 11% (compounded semi-annually) based on a stated issue price of $173,378,423. We believe that because this rate is in excess of the applicable test rate, the notes were issued with adequate stated interest and, accordingly, will be treated as having an issue price equal to $173,378,423 and a stated redemption price at maturity of $262,621,810. Under this approach, the aggregate original issue discount attributable to the notes is $89,243,387, and we expect to issue yearly Forms 1099 based on this approach. It is possible, however, that the notes could be treated as issued without adequate stated interest, in which case the issue price of the notes would likely be treated as being substantially higher and the amount of original issue discount attributable to the notes would be substantially less. As a result, a holder would be treated as owning notes with less original issue discount and more “market discount”. See “—U.S. Holders—Market Discount and Acquisition Premium.”

You will be required to include original issue discount in income as it accrues in accordance with a constant yield method, before receipt of the cash or other payment attributable to such income regardless of your regular method of accounting for United States federal income tax purposes. Under these rules, you will be required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase your basis in the note. We will be required to furnish annually to the IRS and to certain noncorporate holders information regarding the amount of the original issue discount attributable to the year. For this purpose, we will use a six-month accrual period which ends on the day in each calendar year corresponding to the maturity date of the notes or the date six months before such maturity date. If you dispose of a note during an accrual period you will be required to include in income the accrual of original interest discount for the portion of the period during which you owned the note.

Additional Interest.    Upon the occurrence of certain specified events, the notes will accrue Additional Interest. See “Description of Notes—Additional Interest.” We believe that at the time the notes were issued, the contingencies that result in the accrual of Additional Interest were “remote” contingencies under applicable regulations issued under section 1275 of the Code relating to debt instruments that provide for contingent payments. If one of the contingencies occurs, the stated redemption price at maturity of the notes will be increased to reflect the Additional Interest that is required to be paid at maturity. Original issue discount will then be increased for the remaining term of the notes to reflect the accrual on a constant yield method of the remaining original issue discount that existed prior to the occurrence of the contingency and the resulting Additional Interest. Holders of notes should consult their tax advisors regarding additional tax considerations relating to the occurrence of such a contingency, including the possible application of rules that would accelerate income relating to additional amounts of Additional Interest that might become payable thereafter.

While our treatment of the contingencies as remote will be binding on us and on holders of the notes, it is not binding on the IRS. No assurance can be given that the IRS will not challenge our determination that the contingencies that result in the accrual of Additional Interest were “remote.” If such a challenge were successful, the holders of the notes may, under certain circumstances, be required to include any Additional Interest associated with the notes more rapidly than described above. Moreover, treating the contingencies that result in the accrual of Additional Interest as not remote could affect other tax aspects associated with holding the notes, including the treatment of acquisition premium and the character of gain or loss on disposition. You are urged to consult your tax advisor regarding the treatment of the Additional Interest.

Market Discount and Acquisition Premium.    If you purchase a note for an amount that is less than its issue price plus accrued original issue discount as of your purchase date, subject to a de minimis exception you will be treated as having purchased the note at a “market discount.” In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange, or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by you and not previously included in income. You also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, you may elect (with respect to the note and all your other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

If you purchase a note for an amount that is greater than its adjusted issue price as of the purchase date, you will be considered to have purchased the note at an “acquisition premium.” As a result, the amount of original issue discount that you must include in gross income with respect to the note for any taxable year (or portion thereof in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

In lieu of accounting for original issue discount and any market discount and acquisition premium separately, you may elect to include in income all interest that accrues on the note (including original issue discount and market discount and any adjustments for acquisition premium) using a constant yield method under which the note would be treated as if issued on your purchase date for an amount equal to your adjusted basis in the note immediately after your purchase of the note. Such an election will simplify the computation and reporting of income from a note and will effectively permit you to report income using the accrual method and a constant yield.

Sale or Redemption.    Except as described above with respect to accrued market discount, gain or loss upon a sale or redemption of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitation.

Backup Withholding and Information Reporting.    Information reporting will apply to payments of interest (including accruals of original issue discount), if any, made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain non-corporate U.S. Holders, and backup withholding at a rate of 28% may apply unless the recipient of such payment supplies a correct taxpayer identification number and other required information or otherwise establishes an exemption from backup withholding. Backup withholding will also apply if we are notified by the IRS or a broker that it is required. Any amount withheld under the backup withholding rules will be allowable as a refund or credit against your United States federal income tax, provided that the required information is provided to the IRS.

Non-U.S. Holders

The following discussion applies to you if you are a Non-U.S. Holder of notes.

Original Issue Discount and Disposition.    In general and subject to the discussion below and the discussion under “Backup Withholding and Information Reporting,” you will not be subject to United States federal income or withholding tax with respect to interest or original issue discount accrued on notes if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares within the meaning of Section 871(h)(3) of the Code and regulations thereunder;

•	you are not a controlled foreign corporation related to us through stock ownership;

•	you are not a bank receiving interest described in Section 881(c) (3) (A) of the Code; and

•	you certify your nonresident status by providing a Form W-8BEN or appropriate substitute form to us or our agent (provided that if you hold the notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries).

In addition, in general, and subject to the discussion below under “Backup Withholding and Information Reporting,” you will not be subject to United States federal income or withholding tax on gain realized upon your disposition of notes if:

•	you are not an individual who is present in the United States for 183 days or more in the year of the sale or disposition of the notes; and

•	gain, if any, from a sale or disposition of the notes is not effectively connected with the conduct by you of a U.S. trade or business.

U.S. trade or business income will generally be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. Moreover, if you are a non-U.S. corporation your U.S. trade or business income may be subject to an additional branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty).

United States Federal Estate Tax.    A note held by an individual who at the time of death is not a citizen or resident of the United States as defined for U.S. estate tax purposes will not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note (including original issue discount) would not have been effectively connected with the conduct by such holder of a trade or business within the United States.

Backup Withholding and Information Reporting.    Backup withholding and information reporting will not apply to payments of principal, including cash payments in respect of original issue discount, on the notes by

Hanover or any agent thereof to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither Hanover nor its agent has actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

Hanover must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to, and the amount of tax, if any, withheld with respect to such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

The payment of the proceeds of the disposition of the notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above and the payor does not have actual knowledge or reason to know the holder is a United States person or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. Holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder’s Non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption. Any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the Non-U.S. Holder’s United States federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

SELLING SECURITYHOLDER

All of the notes being registered pursuant to this registration statement are currently held by Schlumberger Technology Corporation (“STC”), a direct wholly-owned subsidiary of Schlumberger Limited (“Schlumberger”). In connection with our acquisition of Production Operators Corporation and related assets in August 2001 from certain subsidiaries of Schlumberger, we issued as part of the consideration for that acquisition a $150 million subordinated acquisition note to STC, which note accrued payment-in-kind interest. Part of the consideration for our acquisition also consisted of shares of our common stock that we issued to certain subsidiaries of Schlumberger, which shares are subject to a registration rights agreement granting the holders of such shares certain registration rights with respect to those shares beginning three years after the date of the registration rights agreement. In addition, in connection with such acquisition, so long as Schlumberger owns at least 5% of our common stock and subject to certain restrictions, Schlumberger has the right to nominate one representative to sit on our Board of Directors. In August 2001, Schlumberger designated Mr. René Huck, a Vice President of Schlumberger, to serve on our Board of Directors. Schlumberger has advised us that it would not designate a nominee for 2003 and thus Mr. Huck did not stand for re-election at our 2003 Annual Meeting of Stockholders.

On May 14, 2003, we entered into an agreement with Schlumberger and certain of its subsidiaries, including STC, pursuant to which, among other things, we and STC agreed to restructure the $150 million subordinated acquisition note and the approximately $23 million of interest that had accrued on the note in the form of the notes being registered by the registration statement of which this prospectus is a part. In connection with that agreement, we also entered into a registration rights agreement with STC pursuant to which we agreed to file a shelf registration statement covering the resale from time to time of the notes by STC or any subsidiary of Schlumberger that then holds some or all of the notes. We are obligated to bear all expenses associated with the registration of the notes other than fees and expenses of underwriters relating to the sale of the notes and any transfer taxes incurred in connection with the sale of the notes, which expenses will be borne by the selling securityholder. This registration statement registers for sale all of our currently outstanding Zero Coupon Subordinated Notes due March 31, 2007.

As part of the purchase and sale agreement entered into with respect to our acquisition of Production Operators Corporation, we were required to make a payment of up to $58 million plus interest from the proceeds of and due upon the completion of a financing of PIGAP II, a South American joint venture project, a 30% interest of which we acquired in the acquisition. That obligation was converted into a non-recourse promissory note issued by Hanover Cayman Limited, a wholly-owned subsidiary of Hanover, to Schlumberger Surenco S.A., an affiliate of Schlumberger, in connection with the previously-mentioned restructuring of the $150 million subordinated acquisition note. In January 2003, we gave notice of our intent to exercise our right to put our interest in PIGAP II back to Schlumberger in return for the purchase price allocated to the joint venture. As part of the restructuring, we agreed to terminate the put and we retained our interest in the joint venture.

As of March 31, 2003, Schlumberger and certain of its affiliates beneficially owned 8,707,693 shares, or 10.8%, of our common stock.

PLAN OF DISTRIBUTION

The notes are being registered to permit public secondary trading of the notes by the Holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions and any transfer taxes) in connection with the registration and sale of the notes covered by this prospectus. As used in this prospectus, the term “selling securityholder” may also include persons who obtain the notes from the selling securityholder in a private transaction, including other subsidiaries of Schlumberger Limited.

We will not receive any of the proceeds from the offering of the notes by the selling securityholder. We have been advised by the selling securityholder that the selling securityholder may sell all or a portion of the notes beneficially owned by it on terms to be determined at the times of such sales. The selling securityholder may also make private sales directly or through a broker or brokers. Alternatively, the selling securityholder may from time to time offer the notes owned by it through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholder and the purchasers of the notes for whom they may act as agent. The aggregate proceeds to the selling securityholder from the sale of the notes offering by it hereby will be the purchase price of the notes less discounts and commissions, if any.

The notes may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the Holders of such securities or by agreement between these Holders and underwriters or dealers who may receive fees or commissions in connection therewith.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the notes in the course of hedging the positions they assume. The selling securityholder may also loan or pledge notes to broker-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the notes owned by it and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate notes in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of the prospectus. In addition, any notes covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act of 1933 may be sold under Rule 144, Rule 144A or such other available exemption.

At the time a particular offering of notes is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of notes being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

The notes were issued and sold on May 14, 2003 in transactions exempt from the registration requirements of the Securities Act to the selling securityholder. We have agreed to indemnify the selling securityholder, and the selling securityholder has agreed to indemnify us against certain liabilities arising under the Securities Act.

The selling securityholder and any underwriters, dealers, brokers or agents who participate in the distribution of the notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the notes by them and any discounts, commissioners or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the notes by the selling securityholder and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the notes being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

We will use all reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (a) the sale pursuant to the shelf registration statement of all the notes, (b) the notes having been sold by the selling securityholder in compliance with Rule 144, (c) the notes no longer being held by the selling securityholder and (d) the notes no longer being outstanding.

LEGAL MATTERS

The validity of notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hanover Compressor Company for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$21,246
Legal fees and expenses	150,000
Accounting fees and expenses	150,000
Trustee fees and expenses	15,000
Printing expenses	50,000
Miscellaneous	30,000

Total	$416,246

Item 15.    Indemnification of Directors and Officers

We are empowered by Section 145 of the Delaware General Corporation Law (the “DGCL”), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We are required by Section 145 to indemnify any person against reasonable expenses (including attorneys’ fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article Eight of our charter provides that we shall indemnify and hold harmless all of our officers and directors and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL. We maintain directors and officers insurance covering them for certain liabilities, including liabilities under the securities laws.

Item 16.    Exhibits

**1.1	—Form of Underwriting Agreement.

3.1

—Certificate of Incorporation of the Hanover Compressor Holding Co., as amended (incorporated by reference to Exhibit 3.1 to Hanover Compressor Company’s (the “Company”) Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.2

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.3

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2002 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.4

—Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on April 15, 2003).

*4.1	—Indenture dated as of May 14, 2003 between the Company and Wachovia Bank, National Association.

*4.2	—Form of the note (included as Exhibit A to Exhibit 4.1).

*5.1	—Opinion of Vinson & Elkins L.L.P.

*12.1	—Computation of Ratio of Earnings to Fixed Charges.

*23.1	—Consent of PricewaterhouseCoopers LLP.

*23.2	—Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*24.1	—Powers of Attorney (included on the signature page of this registration statement).

*25.1	—Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture.

*	Filed herewith.
**	To be filed by amendment or in a Current Report on Form 8-K.

Item 17.    Undertakings

(a)    The undersigned registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of either of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Signatures of Hanover Compressor Company

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of June, 2003.

HANOVER COMPRESSOR COMPANY

By:	/s/ CHAD C. DEATON

Chad C. Deaton
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad C. Deaton and John E. Jackson, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement in Form S-3, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 20th day of June, 2003.

Signature	Title

/s/ CHAD C. DEATON Chad C. Deaton	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ JOHN E. JACKSON John E. Jackson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ VICTOR E. GRIJALVA Victor E. Grijalva	Director

/s/ TED COLLINS, JR. Ted Collins, Jr.	Director

/s/ ROBERT R. FURGASON Robert R. Furgason	Director

/s/ MELVYN N. KLEIN Melvyn N. Klein	Director

/s/ MICHAEL A. O’CONNOR Michael A. O’Connor	Director

/s/ ALVIN V. SHOEMAKER Alvin V. Shoemaker	Director

Signature	Title

/s/ I. JON BRUMLEY I. Jon Brumley	Director

/s/ Gordon T. Hall	Director

INDEX TO EXHIBITS

**1.1	—Form of Underwriting Agreement.

3.1

—Certificate of Incorporation of the Hanover Compressor Holding Co., as amended (incorporated by reference to Exhibit 3.1 to Hanover Compressor Company’s (the “Company”) Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.2

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.3

—Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2002 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.4

—Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on April 15, 2003).

*4.1	—Indenture dated as of May 14, 2003 between the Company and Wachovia Bank, National Association.

*4.2	—Form of the note (included as Exhibit A to Exhibit 4.1).

*5.1	—Opinion of Vinson & Elkins L.L.P.

*12.1	—Computation of Ratio of Earnings to Fixed Charges.

*23.1	—Consent of PricewaterhouseCoopers LLP.

*23.2	—Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*24.1	—Powers of Attorney (included on the signature page of this registration statement).

*25.1	—Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture.

*	Filed herewith.
**	To be filed by amendment or in a Current Report on Form 8-K.